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Herbalife Receives Approval for Additional Direct-Selling Licenses in China

Los Angeles, July 7, 2009 – Herbalife Ltd. (NYSE: HLF), a global nutrition and direct-selling company, announced that China’s Ministry of Commerce has granted five additional licenses for the company to conduct direct-selling business in the provinces of Fujian, Shan’Xi, Sichuan, Hubei, and Shanghai. All licenses are effective immediately, except Shanghai, which will be activated after the company opens its service outlets. Additionally, the company’s license for Beijing, which was granted in July 2008 with the same exception as noted above for Shanghai, is now active.

Herbalife received its first direct-selling license in China in March 2007 for the cities of Suzhou and Nanjing in the Jiangsu province. An additional license was granted in July of the same year to conduct business throughout the entire Jiangsu province. In July 2008, it received five additional licenses for the provinces of  Beijing, Guangdong, Shandong, Zhejiang and Guizhou.  The 11 provinces in which Herbalife now has direct-selling licenses represent an addressable population of approximately 599 million.

Herbalife currently operates 80 retail stores in 30 provinces in China.

About Herbalife
Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.herbalife.com.  The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

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